EXHIBIT 99.1
American Eagle Outfitters
Reports Second Quarter 2010 Results
Initiates Third Quarter Guidance
Pittsburgh, August 25, 2010 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced net income for the second quarter ended July 31, 2010 of $0.05 per diluted share, compared to $0.14 per diluted share last year. Due to the closure of the MARTIN+OSA business, its results of operations are presented as discontinued operations for all periods and are further discussed below. Income from continuing operations for the second quarter ended July 31, 2010 was $0.13 per diluted share compared to income from continuing operations for the second quarter ended August 1, 2009 of $0.18 per diluted share.
“The second quarter was a challenging period, resulting in a miss to our sales and profit plans,” said Jim O’Donnell, chief executive officer. “Given the inconsistencies in business trends and unpredictable consumer behavior, we have intensified our actions to improve efficiencies, streamline our process and strengthen profitability. We are committed to driving change across the organization and delivering sustainable long-term growth.”
Second Quarter Results — Continuing Operations
Total sales for the 2010 second quarter increased to $652 million, compared to $647 million last year. Comparable store sales decreased 1%.
Gross profit decreased 6% to $240 million, or 36.8% as a rate to sales, compared to $254 million or 39.3% last year. The merchandise margin decreased 210 basis points due to higher markdowns as a result of weaker sales performance within key categories of our summer assortment. As a rate to sales, buying, occupancy and warehousing costs increased 40 basis points primarily due to the opening of new stores and negative comparable store sales.
Selling, general and administrative expense was $165 million compared to $161 million last year, a 3% increase. The increase was due to the timing of contract-based equity grants and severance payments. Excluding these items, SG&A was down slightly to last year.
Operating income was $38 million, compared to $60 million last year. The second quarter operating margin was 5.9%, compared to 9.2% last year.
The company’s quarterly tax rate from continuing operations for the second quarter was 30.3%. This includes the favorable impact of tax incentives related to the company’s distribution center in Ottawa, Kansas.

The company generated income from continuing operations of $26 million, compared to $37 million last year.
MARTIN+OSA Update — Discontinued Operations
On March 9, 2010, the company announced plans to close its MARTIN+OSA concept, including all 28 stores and the online business. The company completed the closure of MARTIN+OSA during the second quarter of fiscal 2010. The loss from discontinued operations for each period presented includes the operating results and closure charges for MARTIN+OSA.
Total cash outflow for the closure charges of MARTIN+OSA, net of associated tax benefits, is expected to be $14 million, which is at the low end of the company’s initial range of $10 million to $40 million. The total year-to-date pre-tax closure charges were $44 million, of which $18 million were recorded in the second quarter of fiscal 2010. Included in the year-to-date pre-tax charges are lease-related items of $16 million, severance and other employee-related charges of $8 million, inventory charges of $2 million and a non-cash asset impairment charge of $18 million.
AEO Direct
The company’s direct business includes ae.com, aerie.com and 77kids.com. In the second quarter, sales decreased 9%. This compares to a 17% sales increase last year which was promotionally driven.
Corporate Profit Initiative
The company’s corporate profit initiative, aimed at strengthening profitability, is comprehensive and affects every function and discipline across the organization. Key elements of the plan are as follows:
•	Sales and merchandise margin optimization—includes strengthening merchandising strategies, a reduction in inventories, implementation of new merchandise allocation technology and refinement of store presentation models.

•	Organizational streamlining—involves workforce reductions and process improvements to increase efficiencies and create a more productive environment.

•	Expense reductions—entails the elimination of projects which were low-value to our customers and continued improvement of non-merchandise buying practices.

•	Evaluation of stores and facilities—targets 50 to 100 closures of underperforming stores over the next two to five years.
Inventory
Total merchandise inventory at the end of the second quarter was $349 million compared to $353 million last year. Second quarter ending inventory per foot increased 1%, with clearance inventory down at the end of the quarter.

Looking forward, third quarter average weekly inventory per square foot is planned down in the mid single-digits.
Capital Expenditures
For the second quarter, capital expenditures were $20 million compared to $38 million last year. The company continues to expect capital expenditures to be in the range of $90 to $110 million.
Real Estate
In the second quarter, the company opened one AE store, five aerie and five 77kids stores. In addition, 10 AE store remodels were completed. Store closings in the quarter included five AE stores and 28 MARTIN+OSA stores. For additional year-to-date and fiscal 2010 information, please refer to the accompanying real estate table.
Cash and Cash Equivalents, Short-term Investments and Long-term Investments
The company ended the second quarter with total cash and cash equivalents of $426 million, as well as $172 million of investments in auction rate securities, net of impairment.
Share Repurchase
During the second quarter, the company repurchased 10 million shares, bringing the year-to-date total to 14 million shares for a total of $192 million.
Third Quarter 2010 Outlook
Month-to-date August comparable store sales are up approximately 1%, which is consistent with our plan for the back-to-school selling period. For the third quarter, the company expects comparable store sales to be flat to down in the low single-digits. This assumes a more conservative view of traffic following peak back-to-school shopping. Based upon this view, our third quarter 2010 earnings from continuing operations guidance is $0.23 to $0.26 per diluted share. This compares to earnings from continuing operations for the third quarter 2009 of $0.32 per diluted share, which included a tax benefit of $0.07 per diluted share associated with the repatriation of earnings from Canada. The third quarter 2010 guidance excludes potential investment security charges.
Conference Call Information
At 9:00 a.m. Eastern Time on August 25, 2010, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning August 26, 2010 at 12:00 p.m. Eastern Time through September 16, 2010. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 348836. An audio replay of the conference call will also be available at www.ae.com.

* * * *
American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 934 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 144 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at five stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages two to 10. AE.COM®, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter sales and earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the Company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
CONTACT:	American Eagle Outfitters Inc. Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 31,	January 30,	August 1,
	2010	2010	2009
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$425,523	$693,960	$500,263
Short-term investments	5,800	4,675	29,525
Merchandise inventory	349,091	326,454	352,819
Accounts receivable	41,793	34,746	40,799
Prepaid expenses and other	99,475	47,039	62,432
Deferred income taxes	41,129	60,156	45,605

Total current assets	962,811	1,167,030	1,031,443

Property and equipment, net	657,131	713,142	745,086
Goodwill	11,364	11,210	11,181
Long-term investments	166,717	197,773	198,559
Non-current deferred income taxes	28,724	27,305	1,981
Other assets, net	22,956	21,688	22,064

Total Assets	$1,849,703	$2,138,148	$2,010,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$144,929	$158,526	$151,978
Notes payable	—	30,000	75,000
Accrued compensation and payroll taxes	31,356	55,144	29,970
Accrued rent	83,617	68,866	66,637
Accrued income and other taxes	13,801	20,585	16,093
Unredeemed gift cards and gift certificates	21,201	39,389	20,920
Current portion of deferred lease credits	16,909	17,388	17,639
Other current liabilities and accrued expenses	19,413	19,057	18,845

Total current liabilities	331,226	408,955	397,082

Deferred lease credits	83,709	89,591	98,067
Non-current accrued income taxes	35,748	38,618	25,036
Other non-current liabilities	21,030	22,467	20,272

Total non-current liabilities	140,487	150,676	143,375

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,486	2,486
Contributed capital	540,326	554,399	526,487
Accumulated other comprehensive income	19,250	16,838	15,567
Retained earnings	1,735,503	1,764,049	1,692,990
Treasury stock	(919,585)	(759,255)	(767,673)

Total stockholders’ equity	1,377,990	1,578,517	1,469,857

Total Liabilities and Stockholders’ Equity	$1,849,703	$2,138,148	$2,010,314

Current Ratio	2.91	2.85	2.60

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	July 31,	% of	August 1,	% of
	2010	Sales	2009	Sales

Net sales	$651,502	100.0%	$646,798	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	411,794	63.2%	392,900	60.7%

Gross profit	239,708	36.8%	253,898	39.3%
Selling, general and administrative expenses	165,493	25.4%	160,858	24.9%
Depreciation and amortization	36,049	5.5%	33,431	5.2%

Operating income	38,166	5.9%	59,609	9.2%
Other income (expense)	138	0.0%	(3,926)	-0.6%
Other-than-temporary impairment charge	(1,248)	-0.2%	(225)	0.0%

Income before income taxes	37,056	5.7%	55,458	8.6%
Provision for income taxes	11,213	1.7%	18,701	2.9%

Income from continuing operations	25,843	4.0%	36,757	5.7%
Loss from discontinued operations, net of tax	(16,180)	-2.5%	(8,185)	-1.3%

Net income	$9,663	1.5%	$28,572	4.4%

Basic income per common share:
Income from continuing operations	$0.13		$0.18
Loss from discontinued operations	(0.08)		(0.04)

Net income per basic share	$0.05		$0.14

Diluted income per common share:
Income from continuing operations	$0.13		$0.18
Loss from discontinued operations	(0.08)		(0.04)

Net income per diluted share	$0.05		$0.14

Weighted average common shares outstanding — basic	201,764		206,010
Weighted average common shares outstanding — diluted	203,153		209,015

	26 Weeks Ended
	July 31,	% of	August 1,	% of
	2010	Sales	2009	Sales

Net sales	$1,299,964	100.0%	$1,248,477	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	802,560	61.7%	770,976	61.8%

Gross profit	497,404	38.3%	477,501	38.2%
Selling, general and administrative expenses	334,138	25.7%	312,646	25.0%
Depreciation and amortization	71,574	5.5%	66,419	5.3%

Operating income	91,692	7.1%	98,436	7.9%
Other income (expense)	259	0.0%	(6,237)	-0.5%
Other-than-temporary impairment charge	(1,248)	-0.1%	(225)	0.0%

Income before income taxes	90,703	7.0%	91,974	7.4%
Provision for income taxes	28,998	2.2%	26,141	2.1%

Income from continuing operations	$61,705	4.8%	$65,833	5.3%
Loss from discontinued operations, net of tax	(41,120)	-3.2%	(15,294)	-1.2%

Net income	$20,585	1.6%	$50,539	4.1%

Basic income per common share:
Income from continuing operations	$0.30		$0.32
Loss from discontinued operations	(0.20)		(0.07)

Net income per basic share	$0.10		$0.25

Diluted income per common share:
Income from continuing operations	$0.30		$0.31
Loss from discontinued operations	(0.20)		(0.07)

Net income per diluted share	$0.10		$0.24

Weighted average common shares outstanding — basic	204,238		205,742
Weighted average common shares outstanding — diluted	206,430		207,974

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the 26 Weeks Ended
	July 31,	August 1,
	2010	2009
Operating activities:
Net income	$20,585	$50,539
Loss from discontinued operations	41,120	15,294

Income from continuing operations	61,705	65,833
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	73,660	67,452
Share-based compensation	18,380	9,224
Provision for deferred income taxes	17,933	5,980
Tax benefit from share-based payments	13,039	7,258
Excess tax benefit from share-based payments	(4,100)	(1,405)
Foreign currency transaction loss	1,159	5,685
Net impairment loss recognized in earnings	1,248	225
Realized loss on sale of investment securities	225	2,749
Changes in assets and liabilities:
Merchandise inventory	(29,870)	(56,716)
Accounts receivable	(8,690)	(279)
Prepaid expenses and other	(53,574)	(1,442)
Other assets, net	180	(187)
Accounts payable	(11,134)	2,887
Unredeemed gift cards and gift certificates	(17,964)	(21,693)
Deferred lease credits	(2,805)	13,095
Accrued compensation and payroll taxes	(26,183)	473
Accrued income and other taxes	(10,117)	(5,353)
Accrued liabilities	(1,187)	(2,949)

Total adjustments	(39,800)	25,004

Net cash provided by operating activities from continuing operations	$21,905	$90,837
Investing activities:
Capital expenditures	(39,344)	(72,674)
Sale of investments	27,875	49,914
Other investing activities	(1,530)	(685)

Net cash used for investing activities from continuing operations	$(12,999)	$(23,445)
Financing activities:
Payments on capital leases	(1,145)	(971)
Repayment of notes payable	(30,000)	—
Repurchase of common stock from employees	(17,986)	(195)
Repurchase of common stock as part of publicly announced programs	(192,268)	—
Net proceeds from stock options exercised	4,475	4,763
Excess tax benefit from share-based payments	4,100	1,405
Cash used to net settle equity awards	(6,434)	—
Cash dividends paid	(43,148)	(41,360)

Net cash used for financing activities from continuing operations	$(282,406)	$(36,358)

Effect of exchange rates on cash	88	6,111

Cash flows of discontinued operations
Net cash provided by (used for) operating activities	4,981	(9,931)
Net cash used for investing activities	(6)	(293)
Net cash provided by financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash provided by (used for) discontinued operations	$4,975	(10,224)

Net (decrease) increase in cash and cash equivalents	$(268,437)	$26,921
Cash and cash equivalents — beginning of period	693,960	473,342

Cash and cash equivalents — end of period	$425,523	$500,263

AMERICAN EAGLE OUTFITTERS, INC.
REAL ESTATE INFORMATION
(unaudited)

	Second Quarter	Year-to-date	Fiscal 2010
	Fiscal 2010	Fiscal 2010	Guidance
Consolidated stores at beginning of period	1,105	1,103	1,103
Consolidated stores opened during the period
AE Brand	1	6	14
aerie	5	7	11
77kids	5	5	9
Consolidated stores closed during the period
AE Brand	(5)	(10)	(15) - (25)
MARTIN+OSA	(28)	(28)	(28)

Total consolidated stores at end of period	1,083	1,083	1084 - 1094

Stores remodeled during the period	10	13	25 - 35
Total gross square footage at end of period	6,279,510	6,279,510